Exhibit E

TABLES AND SUPPLEMENTARY INFORMATION

PUBLIC DEBT OF THE GOVERNMENT

A. DIRECT DEBT OF THE GOVERNMENT

Table I. Floating Internal Debt at December 31, 2015

(payable in pesos)

Title	Interest Rate	Maturity Date	Outstanding Principal Amount	Amortization or Sinking Fund Provision
(in millions of pesos)

Short-term Treasury Certificates (Cetes)	Various	Various	Ps. 655,750.2	None

Total Floating Internal Debt			Ps. 655,750.2

Table II. Funded Internal Debt at December 31, 2015

(payable in pesos)

Title	Interest Rate	Maturity Date	Outstanding Principal Amount	Amortization or Sinking Fund Provision
			(in millions of pesos)
Fixed-Rate Bonds	Fixed	Various	Ps. 2,546,242.3	None
Development Bonds (Bondes D)	Various	Various	296,521.9	None
UDI-denominated Development Bonds (UDI bonds)	Various	Various	1,196,598.9	None
STRIPS of UDI bonds	Various	Various	6,091.6	None
Retirement Saving System Fund (Fondo de Ahorro/SAR)	Various	Various	107,650.7	None
Others(1)	Various	Various	265,167.5	None

Total Funded Internal Debt			Ps. 4,418,272.9

(1)	Includes Ps. 153.8 billion of liabilities associated with social security under the ISSSTE Law. See “The Economy—Employment and Labor.”

Table III. Net Internal Debt at December 31, 2015

(payable in pesos)

Title	Interest Rate	Maturity Date	Outstanding Principal Amount	Amortization or Sinking Fund Provision
(in millions of pesos)

Total Floating Internal Debt			Ps. 655,750.2
Total Funded Internal Debt			4,418,272.9

Total Net Internal Debt			Ps. 5,074,023.1

Table IV. Funded External Debt at December 31, 2015

Bond Issues at December 31, 2015

Title	Interest Rate (%)	Date of Issue	Maturity Date	Currency(1)	Original Principal Amount	Principal Amount Outstanding(2)	Principal Amount in USD
					(in thousands)
11.50% Global Bonds due 2026	11.500%	May. 1996	May. 2026	USD	1,750,000	320,945	320,945
11.375% Global Bonds due 2016	11.375%	Sep. 1996	Sep. 2016	USD	1,000,000	1,585,706	1,585,706
Notes due 2017	11.000%	May. 1997	May. 2017	LRA/€	500,000,000	170,914	186,160
Notes due 2019	8.125%	Mar. 2001	Dec. 2019	USD	3,300,000	1,343,671	1,343,671
Notes due 2031	8.300%	Aug. 2001	Aug. 2031	USD	1,500,000	1,158,044	1,158,044
Notes due 2022	8.000%	Sep. 2002	Sep. 2022	USD	1,750,000	611,193	611,193
Notes due 2033	7.500%	Apr. 2003	Apr. 2033	USD	1,000,000	787,361	787,361
Notes due 2024	6.750%	Feb. 2004	Feb. 2024	STG	500,000	749,528	1,110,723
Notes due 2034	6.750%	Sep. 2004	Sep. 2034	USD	1,500,000	1,806,712	1,806,712
Notes due 2020	5.500%	Nov. 2004	Feb. 2020		€750,000	398,988	434,578
Notes due 2017	5.625%	Mar. 2006	Jan. 2017	USD	3,000,000	2,760,633	2,760,633
Notes due 2040	6.050%	Jan. 2008	Jan. 2040	USD	1,500,000	3,317,358	3,317,358
Notes due 2019	5.950%	Dec. 2008	Mar. 2019	USD	2,000,000	1,643,518	1,643,518
Notes due 2019	2.220%	Dec. 2009	Dec. 2019		¥150,000,000	150,000,000	1,246,181
Notes due 2020	5.125%	Jan. 2010	Jan. 2020	USD	1,000,000	1,922,811	1,922,811
Notes due 2017	4.250%	Jul. 2010	Jul. 2017		€850,000	639,182	696,198
Notes due 2020	1.510%	Oct. 2010	Oct. 2020		¥150,000,000	150,000,000	1,246,181
Notes due 2110	5.750%	Oct. 2010	Oct. 2110	USD	1,000,000	2,677,994	2,677,994
Notes due 2022	3.625%	Jan. 2012	Mar. 2022	USD	2,000,000	2,559,254	2,559,254
Notes due 2044	4.750%	Mar. 2012	Mar. 2044	USD	2,000,000	4,463,324	4,463,324
Notes due 2017	1.560%	Jun. 2012	Jun. 2017		¥30,000,000	30,000,000	249,236
Notes due 2023	2.750%	Apr. 2013	Apr. 2023		€1,600,000	1,600,000	1,742,721
Notes due 2016	1.160%	Aug. 2013	Aug. 2016		¥48,600,000	48,600,000	403,763
Notes due 2018	1.390%	Aug. 2013	Aug. 2018		¥15,000,000	15,000,000	124,618
Notes due 2019	1.540%	Aug. 2013	Aug. 2019		¥17,000,000	17,000,000	141,234
Notes due 2023	4.000%	Oct. 2013	Oct. 2023	USD	3,900,000	3,900,000	3,900,000
Notes due 2021	3.500%	Jan. 2014	Jan. 2021	USD	1,000,000	1,000,000	1,000,000
Notes due 2045	5.550%	Jan. 2014	Jan. 2045	USD	3,000,000	3,000,000	3,000,000
Notes due 2114	5.625%	Mar. 2014	Mar. 2114	STG	1,000,000	1,000,000	1,481,897
Notes due 2021	2.375%	Apr. 2014	Apr. 2021		€1,000,000	1,000,000	1,089,201
Notes due 2029	3.625%	Apr. 2014	Apr. 2029		€1,000,000	1,000,000	1,089,201
Notes due 2019	0.800%	Jul. 2014	Jul. 2019		¥33,800,000	33,800,000	280,806
Notes due 2024	1.440%	Jul. 2014	Jul. 2024		¥13,900,000	13,900,000	115,479
Notes due 2034	2.570%	Jul. 2014	Jul. 2034		¥12,300,000	12,300,000	102,187
Notes due 2025	3.600%	Nov. 2014	Jan. 2025	USD	3,000,000	3,000,000	3,000,000
Notes due 2046	4.600%	Jan. 2015	Jan. 2046	USD	3,000,000	3,000,000	3,000,000
Notes due 2024	1.625%	Mar. 2015	Mar. 2024		€1,250,000	1,250,000	1,361,501
Notes due 2045	3.000%	Mar. 2015	Mar. 2045		€1,250,000	1,250,000	1,361,501
Notes due 2115	4.000%	Apr. 2015	Mar. 2115		€1,500,000	1,500,000	1,633,801

Loans from Multilateral Organizations at December 31, 2015

Title	Interest Rate (%)	Date of Issue	Maturity Date	Currency(1)	Principal Amount Outstanding(2)	Remarks
					(in thousands of dollars)

Loans from the World Bank and the IADB	Fixed from 0.25 to 5.245 and some variable	Various	Various	C$, Special Drawing Rights, USD, €	$24,149,183	(3)(4)

Loans from Bilateral Organizations at December 31, 2015

Title	Interest Rate (%)	Date of Issue	Maturity Date	Currency(1)	Original Principal Amount	Principal Amount Outstanding	Remarks
					(in thousands of dollars)

Various	Various	Various	Various	USD, ¥, €	$2,245,353	$1,813,255
Total Funded External Debt						$82,493,368	(5)(6)

(1)	The currencies are defined as follows: C$, Canadian dollar; CHF, Swiss franc; LRA, Italian lira; STG, Pound sterling; SDR, Special Drawing Rights; USD, United States dollar; ¥, Japanese yen; and €, Euro.
(2)	Includes reopenings and liability management transactions.
(3)	Includes revaluation because of changes in parity of foreign currencies.
(4)	Semi-annual, quarterly or monthly amortization calculated to retire loans or securities by maturity.
(5)	The direct obligors in respect of U.S. $45,834,000 of these loans are Banobras (U.S. $7,336,000), NAFIN (U.S. $6,270,000) and Sociedad Hipotecaria Federal (U.S. $32,228,000), acting in their capacities as financing agents for the Government. The Government is the direct borrower of the remainder of these loans (U.S. $24,103,349,000). The outstanding amount of the portion of these loans as to which the Government is not the direct obligor is not included in the total of this Table IV, but rather is included in Table VI.
(6)	This total is expressed in U.S. dollars and differs from the total of all items because some items are expressed in other currencies.

B. DEBT OF BUDGET CONTROLLED AGENCIES AND OTHER PUBLIC SECTOR EXTERNAL DEBT

Table V. External Debt of Budget Controlled Agencies at December 31, 2015

(payable in foreign currencies)

Borrower	Dollar Equivalent of Principal Amount Outstanding	Dollar Equivalent of Amount Having an Original Maturity of Less than One Year
	(in millions of dollars)
CFE	$4,932.1	$—
PEMEX	64,689.2	—

Total External Debt of Budget Controlled Agencies	$69,621.3	$—

Table VI. Other Public Sector External Debt at December 31, 2015(1)

(payable in foreign currencies)

Borrower	Dollar Equivalent of Principal Amount Outstanding	Dollar Equivalent of Amount Having an Original Maturity of Less than One Year
	(in millions of dollars)

Financial Sector	$10,094.8	$3,152.3
NAFIN	2,547.0	1,400.3
Banobras	1,714.1	100.0
Bancomext	2,899.2	1,652.0
SHF	2,343.0	0.0
Financiera Rural	558.1	0.0
Bansefi	33.4	0.0

(1)	This table includes the national development banks’ and certain commercial banks’ debt that is guaranteed by Mexico, as well as other public sector debt registered with the Dirección de Deuda Pública (Management Office of Public Debt). It does not include the debt of entities whose finances are not included in the Government’s budget. In addition, private sector debt guaranteed by the Government or other public sector entities is not considered external public sector debt unless and until the Government is called upon to make a payment under these guarantees.

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